Exhibit 99.1

UMB Financial Corporation                                                   News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Stephanie Hague: 816.860.5088

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Announces $0.32 Quarterly Cash Dividend and

Common Share Repurchase Authorization

Kansas City, Mo. (April 27, 2021) – During a meeting of the Board of Directors (the “Board”) of UMB Financial Corporation (Nasdaq: UMBF) held today, the Board declared a $0.32 per share quarterly cash dividend, payable on July 1, 2021 to the company’s shareholders of record on the close of business on June 10, 2021.

As in prior years, the Board has approved the repurchase of up to 2,000,000 shares of the company’s common stock. Share repurchases may occur from time to time at any point until the regular meeting of the Board that immediately follows the 2022 annual meeting of the company’s shareholders. Shares acquired under the repurchase program may be available for reissuance or resale, including in connection with the company's compensation plans and dividend reinvestment plan. Under the repurchase program, the company may acquire the shares from time to time in open market or privately negotiated transactions, at the discretion of management.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, and serves business and institutional clients nationwide. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn, or follow us on Twitter at @UMBBank. For information about UMB’s operations, approach and relief measures during the COVID-19 pandemic, please visit umb.com/COVID-19.

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